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                                                                     EXHIBIT 5.1

                                 July 19, 1995


Circon Corporation
6500 Hollister Avenue
Santa Barbara, CA 93117

                           Re: Registration Statement

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,780,000 shares of Common Stock, $0.01 par value, of Circon Corporation (the "Shares"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

        It is our opinion that, upon completion of the merger proceedings being taken or contemplated by us as your counsel prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus/Joint Proxy Statement constituting a part thereof, and any amendment thereto.


                                        Very truly yours,

                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation